Exhibit 99.1

Intelligent Bio Solutions Announces Fiscal Q2 2025 Financial Results and Key Operational Achievements

Gross profit increase of 32.6% and 11-point gross profit margin increase driven by higher-margin cartridge sales

Submitted FDA 510(k) and remain on track for planned expansion into multi-billion dollar U.S. market in 2025

Added strategic partnerships, increasing visibility across the Asia-Pacific Region and the U.S.

Secured 19 accounts during quarter, adding to 400+ active customer accounts in 19 countries

NEW YORK, February 13, 2025 – Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced its financial results for the fiscal second quarter and six months ended December 31, 2024, and provided a business update.

“Fiscal Q2 was a successful quarter for the business in a number of areas. From a financial standpoint, our business model is excelling, with higher-margin cartridge sales steadily increasing, contributing to our gross profit and margin growth. Our focus on deal size and growing the volume of cartridge sales has resulted in an 11-point increase in our gross profit margin,” said Harry Simeonidis, President and CEO at Intelligent Bio Solutions. “From a regulatory standpoint, our clinical studies returned strong results, and we achieved a significant milestone with the submission of our FDA 510(k) package in December. We remain on track to enter the multi-billion dollar U.S. market this year, and look forward to the opportunities this will present for the business. In addition, we successfully executed on our international expansion plans, adding key strategic partnerships in the Asia-Pacific Region and the U.S.”

“Our performance over the first half of fiscal 2025 shows that our focus on growing cartridge sales is translating to higher gross profit and margins. We were pleased that gross profit grew to 32.6% while gross profit margins increased to 38.5% from 27.7% for the six months ended December 31, 2024, year-over-year, showing that we have made strides in sustaining the Company’s long-term financial strength,” said Spiro Sakiris, CFO at Intelligent Bio Solutions. “We expect cartridge sales to continue outpacing reader sales moving forward, maximizing our recurring revenue. We also continued to scale our customer base of over 400 accounts and expand our international presence, which we expect will continue to grow as we enter the U.S. market this year.”

Fiscal Second Quarter & Recent Operational Highlights:

●	On December 18, 2024, the Company announced the submission of its 510(k) pre-market notification to the US Food and Drug Administration (FDA) for clearance following FDA review of its Intelligent Fingerprinting Drug Screening System.
●	On November 26, the Company announced the successful completion of its method comparison study on its Intelligent Fingerprinting Drug Screening System, confirming the sensitivity, specificity, accuracy, and usability of the System.
●	On November 13, the Company announced strong initial results from its Pharmacokinetic (PK) study required for an FDA 510(k) submission, showing that fingerprint sweat mimics the rate and extent of codeine in blood and saliva.
●	On October 31, the Company announced a strategic partnership with B2i Digital to launch an investor-focused marketing campaign, employing advanced digital marketing strategies to raise awareness of INBS’ patented drug screening technology.
●	On October 9, the Company announced its distribution partnership with Spirit Group, an Australian, Indigenous-owned marketing and consulting agency, with prominent clients across a wide range of industries, including mining, transportation, and construction.
●	The Company secured 19 accounts throughout the quarter ended December 31, 2024, adding to its 400+ active customer accounts in 19 countries.

Financial Results for the Fiscal 2025 Second Quarter and Six-Months Ended December 31, 2024:

●	Total cash and cash equivalents on hand as of December 31, 2024, was $2.24 million.
●	Shareholders equity as of December 31, 2024, was $4.20 million.
●	Total revenues for the fiscal second quarter were $0.61 million.
●	Total revenue for the six months ended December 31, 2024, was $1.48 million.
●	Gross profit increased 32.6% from $0.43 million to $0.57 million for the six months ended December 31, 2024.
●	Gross profit margin increased to 38.5% from 27.7% for the six months ended December 31, 2024.
●	Net loss for the fiscal second quarter was $2.26 million, including non-cash depreciation and amortization and share-based expenses of $0.32 million.

Revenue from sales of goods decreased by $156,569 to $607,494 from $764,063 for the three months ended December 31, 2024, compared to the same period in 2023, and by $80,376 to $1,479,781 from $1,560,157 for the six months ended December 31, 2024, compared to the same period in 2023. Despite these fluctuations, the Company increased its gross profit margin by concentrating on higher-margin cartridge sales. Increases in gross profit margin are further attributable to enhanced production capacity, which has reduced direct labor, direct materials and overhead costs. The Company continues to improve its strategic sales mix and operational streamlining, thus driving increased gross profit.

Net loss attributable to the Company increased by $279,829 to $2,249,470 from $1,969,641 for the three months ended December 31, 2024, compared to the same period in 2023, and by $540,258 to $4,935,103 from $4,394,845 for the six months ended December 31, 2024, compared to the same period in 2023. This increase is primarily driven by the Company’s investment in R&D work required for its FDA 510(k) clinical study plan and increased selling, general and administrative expenses due to continued expansion in existing and new regions. The Company submitted its 510(k) pre-market notification to the US Food and Drug Administration (FDA) on December 18, 2024.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering innovative, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for the recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. The Company’s current customer segments outside the US include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:
Intelligent Bio Solutions Inc.
info@ibs.inc
LinkedIn | Twitter

Investor & Media Contact:
Valter Pinto, Managing Director
KCSA Strategic Communications
PH: (212) 896-1254
INBS@kcsa.com

Financial Tables to Follow

Intelligent Bio Solutions Inc.

Condensed Consolidated Balance Sheets

	As of December 31,	As of June 30,
	2024	2024
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,242,209	$6,304,098
Accounts receivable, net	266,080	429,704
Inventories, net	701,280	777,537
Research and development tax incentive receivable	375,687	525,332
Deferred charges	127,586	-
Other current assets	348,684	497,572
Total current assets	4,061,526	8,534,243
Property and equipment, net	537,225	565,850
Operating lease right-of-use assets	182,637	306,744
Intangibles, net	3,902,587	4,372,026
Total assets	$8,683,975	$13,778,863

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,074,716	$1,704,568
Current portion of operating lease liabilities	205,945	274,834
Current portion of deferred grant income	2,299,644	2,486,668
Current employee benefit liabilities	416,929	469,381
Current portion of notes payable	405,535	515,282
Total current liabilities	4,402,769	5,450,733
Employee benefit liabilities, less current portion	63,283	63,615
Operating lease liabilities, less current portion	14,535	81,324
Total liabilities	$4,480,587	$5,595,672
Commitments and contingencies

Shareholders’ equity
Common stock, $0.01 par value, 100,000,000 shares authorized, 4,807,068 and 3,456,000 shares issued and outstanding at December 31, 2024 and June 30, 2024, respectively	48,068	34,557
Treasury stock, at cost, 116 shares as of December 31, 2024 and June 30, 2024, respectively	(1)	(1)
Additional paid-in capital	61,856,832	60,971,740
Accumulated deficit	(56,899,435)	(51,964,332)
Accumulated other comprehensive loss	(639,424)	(712,614)
Total consolidated Intelligent Bio Solutions Inc. equity	$4,366,040	$8,329,350
Non-controlling interest	(162,652)	(146,159)
Total shareholders’ equity	4,203,388	8,183,191
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,683,975	$13,778,863

Intelligent Bio Solutions Inc.

Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss)

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2024	2023	2024	2023
Revenue	$607,494	$764,063	$1,479,781	$1,560,157
Cost of revenue (exclusive of amortization shown separately below)	(384,381)	(564,815)	(909,867)	(1,128,578)
Gross profit	223,113	199,248	569,914	431,579

Other income:
Government support income	133,640	153,204	259,768	263,075

Operating expenses
Selling, general and administrative expenses	(1,809,114)	(1,705,044)	(3,758,130)	(4,162,104)
Development and regulatory approval expenses	(506,944)	(348,452)	(1,455,696)	(452,399)
Depreciation and amortization	(305,177)	(290,313)	(605,599)	(597,873)
Total operating expenses	(2,621,235)	(2,343,809)	(5,819,425)	(5,212,376)
Loss from operations	(2,264,482)	(1,991,357)	(4,989,743)	(4,517,722)

Other income (expense), net
Interest expense	(13,502)	(32,468)	(35,829)	(69,916)
Realized foreign exchange loss	(750)	(555)	(801)	(555)
Fair value gain on revaluation of financial instrument	-	44,488	-	175,738
Interest income	21,937	3,509	74,777	3,648
Total other income, net	7,685	14,974	38,147	108,915
Net loss	(2,256,797)	(1,976,383)	(4,951,596)	(4,408,807)
Net loss attributable to non-controlling interest	(7,327)	(6,742)	(16,493)	(13,962)
Net loss attributable to Intelligent Bio Solutions Inc.	$(2,249,470)	$(1,969,641)	$(4,935,103)	$(4,394,845)

Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	(143,165)	75,133	73,190	57,117
Total other comprehensive income (loss)	(143,165)	75,133	73,190	57,117
Comprehensive loss	(2,399,962)	(1,901,250)	(4,878,406)	(4,351,690)
Comprehensive loss attributable to non-controlling interest	(7,327)	(6,742)	(16,493)	(13,962)
Comprehensive loss attributable to Intelligent Bio Solutions Inc.	(2,392,635)	(1,894,508)	(4,861,913)	(4,337,728)

Net loss per share, basic and diluted	$(0.50)	$(2.07)	$(1.18)	$(7.68)
Weighted average shares outstanding, basic and diluted	4,535,815	949,660	4,173,452	571,930